FINAL TRANSCRIPT AMTD — Ameritrade Holding Corp. Merger & Acquisition Announcement of TD Waterhouse U.S.A. Event Date/Time: Jun. 22. 2005 / 2:30PM ET streetevents@thomson.com 617.603.7900 www.streetevents.com © 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Donna Kush

Joe Moglia

Randy MacDonald

Ed Clark

Rich Repetto

Mike Vinciquerra

Bill Panona

David Trone

Matt Snelling

Jim Maga

Richard Herr

Howard Chen

Randy McDonald

Scott Patrick

David Chamberlain

William Glasgall

Tom Yankow

S.T. Telefrigatta

Ian de Verteuil

Mike Oniger

Felice Gelman

Dan Marinangeli

Richard Lee

Rob Wessel

Michael Schecter

Mario Mendonca

Mark Maschino

Quentin Broad

Darko Mihelic

Michael Goldberg

Steve Cawley

P R E S E N T A T I O N

Operator

Good afternoon, ladies and gentlemen. My name is Paul, and I will be your conference facilitator today. At this time I would like to welcome everyone to Ameritrade Holding Company’s corporate announcement. (OPERATOR INSTRUCTIONS). I would now like to turn the conference over to Ms. Donna Kush. Please go ahead, ma’am.

Donna Kush

Thank you, Paul, and good afternoon, everyone, and thank you for joining us. I would like to ensure that all listeners are aware that there will be two calls this afternoon. The first call will be hosted by Ameritrade and is expected to last approximately one hour and will include a question-and-answer session. Once we have answered your questions and completed our closing remarks, the operator will inform you that the first call is completed.

After a five-minute break, we will begin the second call hosted by TD Bank Financial Group for its shareholders and analysts. Participants of the Ameritrade call are welcome to remain on the line for the second call.

By now you should have received the copy of our for press release that was faxed or e-mailed to you. If you have not, please call our Investor Relations Department and we will fax or e-mail one to you immediately. Otherwise, you can view a copy of our release and slides, listen to the call and submit any questions to us via our website at amtd.com.

Also, if you want to contact us directly after the conference call, please call Investor Relations at 800-237-8692, or for media inquiries, contact Corporate Communications at 800-400-1336.

Before we begin, I would like to note that this call contains forward-looking statements that are made pursuant to the Safe Harbor provisions of the Federal Securities laws. For this purpose, any statements made that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words believes, anticipates, plans, expects, and similar expressions are intended to identify forward-looking statements. There are a number of the important factors that could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements, including factors set forth in our most recent 10-K and 10-Q filings with the SEC and in the press release that we issued this morning. We specifically disclaim any obligation to update our forward-looking statements even if our estimates change.

Please note that this call is intended for investors and analysts and may not be reproduced in the media in whole or in part without the prior consent of Ameritrade.

At this time I will turn the call over to Ameritrade’s CEO Joe Moglia will be followed by Ameritrade’s CFO Randy MacDonald, and then Ed Clark, the President and CEO of TD Bank Financial Group. Joe?

Joe Moglia

Thank you, Donna, and welcome everybody to our call. You know at the first analyst meeting that I hosted when I got to Ameritrade in the fall of 2001, I talked about that ultimately Ameritrade would move toward a client segmentation strategy that addressed the needs of the long-term investor. Well, today we are actually realizing that dream.

The new TD Ameritrade we believe is absolutely the best combination for our clients and our shareholders. First, let’s take a look at it strategically.

It only enhances the position that we already have in the active trader space, and it immediately puts us into the segment where the long-term investor exists, and it makes us a player in the advisor market.

Besides that, we will develop a strategic and business relationship with TD Bank which has a 150-year-old tradition. We will be able to get most of the benefits from the bank, but yet have minimal costs and minimal risks that are associated with the banking business. From a financial perspective, we believe we are going to deliver superior returns. We are expecting growth synergies of $578 million, and if you assume full synergy realization and combine that with the last 12 months as of March, 2005, there will be 39% EPS accretion, the combined adjusted revenue will be about 1.8 billion, combined adjusted net income around 557 million, but I think even more than that, as we shift our revenue mix to more of an asset-based driven approach, we think over time that will command a higher multiple in the marketplace.

Now when you look at our execution risk, I think most of you know that 75% of most mergers wind up failing. The single most significant reason why that happens is because companies fail on the integration. In the last three years, we have done seven integrations. We are seven and 0 in the execution of those integrations, and we absolutely plan on continuing that undefeated streak.

Now if you look at the right hand side of the slide, you know I think intuitively — intuitively when you add branches, you add investment centers, you add a long-term investor business, add the RIA business, you would automatically assume your margins would go down. In this case, our margins will ultimately go up.

Now the next slide, frankly, it is simple, and I love this slide, and that is probably the reason why I love it. I cannot articulate better than the picture that actually exists in this diagram.

TD Ameritrade can now provide whatever the individual investor needs. Anything from a do-it-yourself online experience to branches and advisors for people who want help in managing their own money. Where we are strong, we are now going to be stronger. So in the active trader space, all we are doing is adding significant scale. That should go right through our pretax line.

Where we wanted to participate we are now going to be real players. You know we talked about Amerivest now for a while, and we love that as a product. But Amerivest combined with the long-term investor business that already exists takes us significantly ahead of where we could have been without that.

When you look at our RIA business, it’s a nice little business. But combined with TD Waterhouse, we become the number three player in the advisor business in this country.

Now let me take you through the next bubble chart. If you look at the graph, if you look at the two axis, they basically consist of the pretax margin and pretax income. The actual size of the bubble represents the PE of that individual company.

Now we believe by maintaining our margins and even growing our margins and delivering sustainable profitable growth, plus getting into the asset gathering business, plus gaining most of the benefits of a bank with minimal cost and risk associated with that, we will ultimately expand our multiple. That is the point of this bubble chart.

Now the next slide basically gives you a summary of the transaction terms. What we are looking at is a 68/32% deal. There will be a $6 a share dividend to be paid to Ameritrade shareholders. $5 of that will be funded by borrowings and excess cash or excess liquidity that already exists at Ameritrade, and $1 a share will be funded through excess capital at TD Waterhouse USA. That is a $2.4 billion dividend that is getting paid to our shareholders. Ameritrade Canada will be sold to TD Bank for $60 million. TD Bank will tender an additional 7.9% of their shares immediately after closing at $16 a share ex- dividend. TD Bank will be limited to ownership of no more than 39.9% of the outstanding shares for the next three years — for the three years after closing and no more than 45% of the outstanding shares in years four through 10 unless they tender for 100% of all the outstanding shares and receive approval by the unaffiliated directors and shareholders. Joe Ricketts may also participate in a tender offer to take their ownership up to 29%.

The makeup of the board will consist of 12 members. There will be five TD Bank representatives, including Ed Clark, the CEO of TD Bank who will be Vice Chairman of TD Ameritrade. There will be three Ricketts family representatives, including Chairman Joe Ricketts and Peter Ricketts will now be promoted to President of TD Ameritrade. There will be three independent representatives selected prior to the close, and I as CEO will also be on the board. We would expect normal approvals from the regulators as well as Ameritrade shareholders.

With regards to the timing, we would expect that closing should take place comfortably within six months, and we would expect with regards to the synergies that all of those will be realized six quarters after the close.

Now the next slide just highlights what some of the combined metrics would look like as of the end of the March quarter. We will be doing about 240,000 trades per day. We would have around a little over $7 billion in prior margin balances. A little over $34 billion in client cash balances. That is about 16% of client assets. We will be doubling — I’m sorry we will be almost doubling the number of qualified accounts we have to a little over 3.2 million, and our overall account base will be a little over 5.9 million. Client assets at Ameritrade will now be about $220 billion, and clearly we are significantly extending our RIA relationships, and we now have a full-scale branch network.

To help you walk through the numbers, let me turn it over to Randy MacDonald, our CFO.

Randy MacDonald

Let’s turn to the next slide, and it is titled “Combined Results with Full Synergy Realization,” page eight. And what you have here are the historical financials for the last 12 months ended March 2005 for Ameritrade adjusted, which is to remove Canada because it is being sold to TD Canada for 60 million and then TD Waterhouse USA. That means the new company is TD Ameritrade, and that is before we count any synergies. That entity would have 1.6 billion in revenues and also have one of the best pretax margins in the industry of 33%.

Now for purposes of this analysis, full synergies are that we are going to assume all revenue opportunities and expense synergies are realized on day one. So growth synergies are revenue opportunities from bank suites of 200 million, operating expense savings of 328 million, plus advertising savings of another 50 million. So these growth synergies total 578 million.

Now I will go through the details of each of these on the next couple of slides. We also included four adjustments to the growth synergies of 578 million. The first is attrition, which is assumed to be equal to an extra 5% of the retail revenues of TD Waterhouse USA for just the first year, and that would be 27 million.

The next is the intangible asset, which is assumed to amortize over a 20-year period. The assets assumed to be the same percentage of the deal price as was recorded in the Datek deal, about 32% or $42 million, and that is net of the assets acquired.

We will also be inheriting a fully built out branch network of physical locations. Therefore, we have assumed no cost to build this out. So that gets us to net synergies of 509 million. And finally, we are assuming a borrowing of $2 billion, so we would incur interest expense of 120 million. That is when the pretax margins move to 52%.

So assuming full realization of synergies, TD Ameritrade would have 1.8 billion in revenues, produced 557 million in net income, $0.92 in EPS, and be 39% accretive to EPS of Ameritrade adjusted for the last 12 months.

Now let me go back and explain the borrowing. We planned to pay out a dividend of 2.4 billion, and TD is contributing 400 million. So to be conservative, we’re just assuming the rest is 2 billion in borrowings. So this is not including the liquid assets that we have today of 283 million, nor does it include the 60 million that we planned to get on the proceeds of the sale from Canada.

So now let’s go to the next slide, which is titled “Revenue Opportunities,” page nine. And we have three philosophies on our revenue opportunities. The first is that we plan to accelerate the Ameritrade Bank strategy by renting the capital and the expertise of a 150-year-old bank. Now our strategy for obtaining these revenue opportunities involves much lower risk than being in the banking business, and all the yields that you see on this slide are consistent with the bank’s service level agreement with TD’s Bank.

Next, the philosophy of the portfolio we are running is an investment portfolio, and it is not a lending portfolio. So we will have minimal credit risk.

Third, we are extending out the portfolio in duration to two years. That is to match the estimated duration of our core deposits. So this means there is no gap in the lives of the assets and the liabilities. So that means we save the cost of hedging such GAAP risks and minimizing interest rate risks.

Now there are four major asset types that make up the revenue opportunities. The first one is 13 billion in money market funds. Now currently we earn a concession fee of approximately 80 basis points on these balances. So there is opportunity to move approximately 15% of the balances or about 2 billion from the money market fund to an FDIC product. That would earn a net spread of 285 basis points, so that is a pickup of 205 basis points. This nets in revenue opportunities of 41 million annually.

Next is 9 billion in MMDA. TD has been successful at moving over 2.5 billion from the money market fund to the FDIC insured deposits over the last couple of years. The existing FDIC product is currently yielding 2.81% and paying the customers 96 basis points. So by extending 85% of the portfolio to two years to match the estimated life of deposits, the new yields is 3.81%. We assume the same cost for client payments, so that means we are earning an extra 100 basis points on approximately 7.8 billion, and so this will yield an extra 78 million.

Third, we have 6.2 billion in free credits. We will extend the maturity of 85% of that portfolio, approximately 5.3 billion, also to two years to match the deposit life, and yield pickup there is 144 basis points and that is for an extra 76 million.

And lastly, we have 7.3 billion in margin debt. The over 7 billion in margin lending done by the combined companies creates a securities lending box that approximates 10 billion of lendable securities. The combined Company will be able to leverage its strong stock loan business to pick up about 50 extra basis points on about 1 billion of securities, and that is a revenue opportunity of about 5 million.

Now unlike our expense synergies which are onetime, these are growing and continuing opportunities and can be positively impacted by rising interest rates. And just as important to note, these opportunities are based on only approximately 40% or 15 billion of the 36 billion in investment earning assets.

So let’s go to the next slide, slide 10, which is titled “Expense Synergies” slide. Now with our acquisitions of NDB and Datek, plus five other acquisitions, we have a management team with a proven track record for successful integrations. Part of our due diligence process is to develop the hypotheses by which our management team would execute the integration. The team has spent many hard hours in due diligence, and they feel good about this opportunity. We plan to realize the equivalent of 59% of TD Waterhouse USA’s last 12 months in expenses.

So beginning on the left side of the slide are the Ameritrade expenses for the last 12 months ended March of 433 million. Next to that are TD Waterhouse USA’s last 12 months expenses of 643 million. So the combined Company would have an expense load of just under 1.1 billion. The synergy column is the full amount of expense synergies we expect to realize once we get to an ongoing expense load of 698 million.

Now our plans include picking the best people, products, system and processes. As with all of our integrations, we will have four main objectives. We have worked really hard to acquire our clients, and we want to retain all of them, so client retention is our number one goal.

Second is to realize all the synergies within six quarters. Third is to come out the other end of this journey with operational excellence. That is to have more streamlined processes including greater capacity, flexibility, reliability and scalability. And lastly, woven throughout all of these objectives is our commitment to associates of both companies that we will communicate openly and frequently and that we will continue to treat each of them fairly, equitably and with respect.

Now at this point let me turn the call over to Ed Clark, President and CEO of TD Bank Financial Group, and my new best friend.

Ed Clark

Thank you, Randy. As you know, we’re going to have our own call to focus on how this transaction impacts the TD Bank Financial Group right after we finish the Ameritrade call. So I’m not going to take up a lot of time on this call talking about the TD Bank.

But I think it is important to spend a minute to focus in on what we have achieved with this deal. If there is one thing that everybody has been able to agree on in the online brokerage business it is that there is strong pressure to consolidate. Neither of us needed to do a deal. We both wanted to do the right deal financially as well as strategically.

This deal generates immediate benefits available in any consolidation play. A 39% accretion for the Ameritrade shareholders and an immediate $6 dividend. But it is also about a strategic combination available only with these two companies, a company with long-term growth potential to add further value for the shareholders.

Joe and I shared a view on how this can be achieved. We wanted a combined entity that was focused on wealth management. We wanted an entity that would have a great currency, a higher PE and an ability to make future acquisitions. But we also wanted a company that was able to fully serve a full-spectrum of the investors from the active trader to the long-term investor. Ameritrade owns the active trader space and has a best-in-class online trading platform. But it recognized that it needed to attract the long-term investor and expand its asset gathering capabilities. These are the areas of strength that TD Waterhouse and TD Waterhouse alone could bring to Ameritrade — serving the long-term investor directly and through the independent financial advisors, our extensive branch network and our strong marketing and product suite. Combining these two strong complementary franchises creates an industry powerhouse.

Finally, to be a winner in this space in the long-term, you need to have the best management team. This transaction builds upon the strength of Ameritrade’s proven leadership team, with the focused strength of TD Waterhouse management and creates the best management team in the industry. The Ameritrade leadership team has a proven track record in consolidation. To me when you are consolidating two companies in a consolidated industry, you want to go with a management team that has a set of successful mergers under their belt. That is Joe Moglia’s team. They are the ones with the knowledge, experience and judgment to make it work. Execution matters.

TD Ameritrade is a powerful combination and will be an unbelievably strong competitor going forward. This transaction and the position that TD Ameritrade will hold in the marketplace will generate enormous value for the Ameritrade shareholders. It is also an excellent deal both financially and strategically for TD shareholders. In the long-term, as a major shareholder, our interests will be aligned with all the TD Ameritrade shareholders in driving for significant shareholder value. We are very excited by the future, and we see unbelievable potential for future acquisitions. This deal solidifies our two distinct areas of focus in the United States, online brokerage through TD Ameritrade and retail commercial banking from TD Bank.

You can listen in on our call if you would like to hear more about the transaction from TD’s perspective. Thank you and back to Joe.

Joe Moglia

You know, folks, any deal we could have done would have had excellent synergies and would have had excellent profitability. But the TD Ameritrade deal specifically was the only one that rounded out our client segmentation strategy, that gets us into the long-term investor space, makes us the number three player in the United States in the advisor business, gives us a full-scale branch system, gives us investment centers, gives us a strategic relationship with TD Bank where we get most of the benefits of the bank with minimal costs and risks associated with that. It puts us into the asset gathering business, and as I said before, that combined with the maintenance and the growth of our margins, as well as delivering sustainable profitable growth over time, we believe should expand our multiple.

Now you have heard me say this again and again, that we will do — we will at least aggressively work to try to do any deal that ultimately is a real benefit long-term for our clients and our shareholders. We just did that. Don’t assume, however, that consolidation for the industry is over, and don’t assume that it is over for Ameritrade.

Now on a personal note, as far as I go, there have been a lot of questions as to what is going to happen to me over the span of the last year and a half. Well, that is speculation should be over now. I could not be more excited or proud to stay on as CEO of TD Ameritrade.

With that, let me open it up for Q&A.

Q U E S T I O N S   A N D   A N S W E R S

Operator

(OPERATOR INSTRUCTIONS). Rich Repetto, Sandler O’Neil.

Rich Repetto

(multiple speakers). First, congratulations on the deal. The first question is, can you spell out the lockup agreement? Is there a lockup agreement, and could you spell out what it is between yourselves and TD?

Joe Moglia

Yes, there is a shareholder’s agreement, so there is a commitment to both the shares. But there is an opportunity for the board to change their minds, if, in fact, the independent committee of the board comes to a view that there is clearly a superior offer to what we have on the table.

Rich Repetto

Okay. And then could you outline who is on the independent committee, and then is there a breakup fee?

Joe Moglia

There is a small breakup fee. Mark Mitchell has been the Chairman, Dan Cooke (ph) —

Randy MacDonald

Michael Fleischer (ph).

Joe Moglia

Michael Fleischer.

Rich Repetto

So they are the only ones that evaluate if there was a superior offer out there?

Joe Moglia

Yes.

Rich Repetto

Okay. Second question is, Joe and Ed, you have talked about significant synergies much more higher than the market I think was anticipating for an Ameritrade TD Waterhouse combination. On the bank side, do you foresee any issues in regards to regulators? Have we walked through this process to get the 200 million good hunk of your over 500 million in synergies through blank regulators?

Joe Moglia

We have spent hours and hours and hours on this, and everything is very much coordinated, and we don’t anticipate any issues or problems.

Ed Clark

There is already an agreement between TD Waterhouse Bank and TD Waterhouse Brokerage, and we are really taking out that arrangement to (technical difficulty)— now to TD Ameritrade.

Rich Repetto

Okay, great. But if you look historically at what you did with TD Waterhouse Bank prior at least to what showed up in their first filings in the U.S., the spreads — you know you did not have — you had yields much less and spreads much less. Was that carried on your balance sheet prior?

In other words, we have looked at the way TD Waterhouse Bank in the U.S. when they filed the thrift reports, they were much smaller yields and much smaller margins overall. So are we doing anything — just saying that we have already done that, and I am just trying to see where that showed up prior?

Ed Clark

Because what you are looking at is what the spread that is left in the TD Waterhouse Bank after the spread has the service agreement with TD Waterhouse, and so those profits are showing up under TD Waterhouse.

Rich Repetto

Okay. So — (multiple speakers)

Ed Clark

The profits we are seeing here that will now show up in TD Ameritrade.

Rich Repetto

Understood, okay. Okay. Next, Joe, you know the significant savings looked like they are in comp and (inaudible) and in another. I was just trying to get a feel for how many branches when you go to — I know you have thought about it for a while now — so how do you rationalize the branch structure? How do you think about people in that comp and (inaudible) business, the significant hunk of these expense synergies are there? So any color on the comp, and then this other line has 60 million or so in expense savings there as well?

Joe Moglia

I think, Rich, the bottom line is, you know as we move forward over the span of the next several months, we are going to go back to our postulates and our old principles. All the resources at TD Ameritrade are meant to exist for the benefit of our clients and our shareholders. Where those resources are not doing that, they will be redeployed in a way that does. If there are resources that are redundant, they will be eliminated.

With regard specifically to the branch structure, we have said all along that building out our own branch system is one thing. Inheriting one is yet another, and that the potential advantage to the branch system for us going forward would be a nicely rounded out our long-term investor strategy.

So going forward what we have not yet made final decisions as to exactly what we’re going to do on that. But as we have in the past, at each of our earnings calls going forward, we will give you an update, Rich, as to exactly where we stand then. But it is difficult to give you too much detail on that if a), final decision has not been made, or b), more importantly, those decisions have not been communicated to our people. (technical difficulty)—

Operator

Ladies and gentlemen, we are experiencing some technical difficulties. Please continue standing by. The conference will resume in just a moment.

Joe Moglia

Hey, folks. Rich, can you hear me?

Operator

Mr. Moglia, you are back in the main conference. Please resume whenever you are ready.

Joe Moglia

Well, we are ready to resume. Rich, did you get the entire answer there? (multiple speakers). Okay. Operator, who is the next —?

Operator

Mike Vinciquerra, Raymond James.

Mike Vinciquerra

Listen, I wanted to ask one thing. First of all, the first thing you did when you came into Ameritrade a couple of years ago was that you completely cleaned up the balance sheet and got rid of all the debt. I wanted to make sure that you had all the cash flow you needed. So help us understand the leveraging of the balance sheet here? Why it is necessary? It seems like maybe one of the reasons is to free up cash for TD to make the tender offer that they are looking at, and I don’t know if that is the main reason, but if you could share some thoughts there?

Ed Clark

Maybe I will just address that note. None of the leverage is going for our tender offer. We are supplying the cash 100% for the tender offer.

Joe Moglia

And that is as far as the tender offer goes. The leverage — a good part of that leverage, though, in fact, 100% of that leverage would be used for a payment of the dividend to our shareholders, to our current shareholders as of the record date.

Keep in mind there have been a lot of questions over the span of the last couple of years. There is, what is the right capital structure? To what extent does it make sense to be levered. And we said all along that that was something we were looking at.

Keep in mind also that this deal will be throwing off an incredible amount of cash, and what we wanted to do was lever the company to an extent in an effort to be able to reward our current shareholders with some of that opportunity.

Mike Vinciquerra

Have you received requests from shareholders over time, Joe, to potentially increase the cash going to them because it seems like most folks have been happy with your efforts to use the cash to buy back stock and kind of go at it that way?

Joe Moglia

I think that is accurate. Most people have been happy with regards to buying back — with us buying back our stock. Remember that the real appreciation in our stock will ultimately come after we have delivered on the synergies and where we stand at that particular point in time, number one. We would assume, and if you run the math, with the amount of cash that we generate, there is a reasonable chance that within a couple of years we will have paid off the vast majority of that debt. So that would certainly allow us to use the cash for different reasons then. We thought this was a nice way to be able to reward our shareholders at this particular point in time, and we are very comfortable with about 30% debt on our balance sheet.

Mike Vinciquerra

Okay, very good. That makes sense. And then, Randy, just on the 7% cost you are assuming, what indications have you gotten? Like how far out are you going on the curve with that debt offering and where did you — is 7% comfortable or is that conservative in your mind?

Randy MacDonald

That is comfortable. It is after consultation with the investment bankers.

Mike Vinciquerra

Okay. And then just one other question if I could. I’m just trying to understand order execution. I believe that if I’m not wrong that TD Waterhouse did internalize at least on the NASDAQ side roughly 30, 35% of its order flow. The rest of it, the majority going to Knight. Can you help us understand how this will affect where you send your orders? Will you be able to internalize any, or is the market-making operation not coming with this transaction?

Ed Clark

No, the market-making operation, Mike, is part of the transaction, but that will be one of the decisions that we will be looking at carefully over the span of the next several months. Remember we have only got one objective. What is the best possible thing we can do for our shareholders and our clients, and that is how we will look at that.

Mike Vinciquerra

Okay. So net net you really have not factored into your synergies a potential to gain further benefits from the order flow that you guys will have as a combined company?

Joe Moglia

Very little.

Mike Vinciquerra

Great. Thank you, guys.

Operator

Bill Panona (ph), J.P. Morgan.

Bill Panona

I guess with your last closing comments there in terms of succession, we don’t have to worry about you not staying on past September? Is that right?

Joe Moglia

That is correct.

Bill Panona

Okay. And then in terms of timing for this deal, as well as what you suspect the dividend will be?

Joe Moglia

Well, we are announcing it today. We are certainly optimistic that we should be able to comfortably close no later than six months from now. We are comfortable with regards to the integration. We can deliver on the full synergy realization within a year and a half, and as far as the dividend goes, there will be a $6 dividend that will be paid to Ameritrade shareholders of record prior to the close, ex- dividend.

Bill Panona

Okay. That is helpful. And then in terms of additional revenue synergies, I mean looking at what you had spelled out there, it looks like you’re being pretty conservative as it stands with the money market funds, only assuming 15% conversion rate there. Is there any reason why you are so low in terms of that assumption, and am I right in assuming that there could be an additional 250 million of additional revenue synergies if you could convert that a whole lot?

Joe Moglia

I’m not sure if you should start to make those conversions right now. Understand that when Randy walked through the synergies, as well as the revenue opportunities, he said that this is something we very much believe we can deliver on. And frankly, as we dig deeper and as we work more closely with our new colleagues, we will make those decisions. But we’re not prepared to commit to that yet.

Bill Panona

Okay. That is fair enough. And then just lastly, in terms of pricing, obviously I think TD Waterhouse has a little bit of a different pricing structure. I wanted to know what your pricing structure is going to be of this combined entity? And is that also factored into some of these revenue synergies if you are looking on changing pricing?

Joe Moglia

Number one, one of the things that is really sacrosanct in the regulator’s mind is that there can be no discussion of pricing between ourselves and TD Waterhouse USA until we actually close, number one.

Number two, as we talk about pricing in general, remember we have talked about the approach that we will have will be our client segmentation strategy, different value propositions to different types of clients. So that still needs to be worked out, and we are prohibited from having those types of discussions with TD Waterhouse until, indeed, after the deal closes. But no incremental revenue opportunities were included in this as far as pricing goes.

Operator

Rich Repetto, Sandler O’Neil.

Rich Repetto

Can you hear me?

Joe Moglia

Yes, Rich, did you get all of our answer last time?

Rich Repetto

No, I did not. I thought you cut me off. (multiple speakers)

Joe Moglia

Why don’t you just — what is it that you still need for us to answer?

Rich Repetto

Just a follow-up on the special board committee that will evaluate a superior bid. That just evaluates whether you need to relook at it. The full board would still need to approve any — let’s just say if there was a competitive bid, is that correct?

Ed Clark

Yes, that is correct. (inaudible)

Rich Repetto

Okay. And then actually the question was more on the expense side. On the other, you know you’ve got a hunk of — maybe Randy can answer it — but 65 million in other coming on. I’m just trying to figure out what ballpark that would be in general?

Randy MacDonald

Yes, there is a number of things that go in there, but a large component of that is the capital markets business.

Rich Repetto

Okay. Okay. And then very last question would be so just to go through the mechanics of this, the $6 special dividend gets paid to Ameritrade shareholders right at close, and then the stock trades down or trades ex- dividend, and then you commence Ed’s tender offer or Joe Ricketts’ tender offer post that. Is that the way that this works?

Ed Clark

I think I always put it in simplest terms for those shares that get tendered into the tender offer effectively the total price is $22. $6 dividend, plus $16 price for the shares.

Rich Repetto Okay, so yes — I get it. So they will get awarded the $6 dividend and then —?

Ed Clark

Turnaround and tender into our share offer of $16 after the dividend.

Rich Repetto

Understood. I think that is all I have.

Joe Moglia

Rich, I apologize about that before. I swear that we did not do that intentionally.

Rich Repetto

I thought you would take a route of swearing at me in Italian or something rather than cut me off. But that is okay.

Joe Moglia

(Speaks Italian language). Chiao, Rich!

Operator

David Trone, Fox-Pitt Kelton.

David Trone

Good afternoon. A couple of questions. Number one, what is your assumption for customer attrition?

David Trone

It is the same attrition that we have always experienced, plus the same attrition that has — that TD Waterhouse USA has experienced. Plus on top of that, we added an incremental 5% to TD Waterhouse USA clients for the first year.

David Trone

Okay. Thank you. And you made some pretty bold comments about your desire to acquire in the future. I wonder how quickly do you think you would be able to do something — let’s just say, coincidentally half your size? And also wouldn’t the $6 cash, giving up the $6 cash, wouldn’t that kind of run counter to that strategy?

Joe Moglia Okay, number one, just in terms of acquisition philosophy going forward, all I was trying to say is that that has not changed with regards to our strategy or our philosophy. The one number one objective obviously is for us to be able to deliver on the integration, but as we look at opportunities down the road, if we believe they are in the best interests of our shareholders and our clients, we will look hard to be able to do that. I just did not want anybody to think that we were all of a sudden out of the consolidation game, number one.

Number two, the ability, the $6 dividend is not going to have any impact on that other than the fact that if there were a smaller acquisition that we could have made, well, now we may not have available cash for that. But that would be the only difference. And not having available cash in the past has not prevented us from doing an acquisition that we thought made sense.

David Trone

So to try the question again, how quickly do you think you would be prepared to make an acquisition of meaningful size?

Joe Moglia

Right. It is almost impossible to answer that. So I would — I cannot give you a specific answer on that one.

David Trone

If you had to choose between six months and a year and a half, which would it be?

Joe Moglia

David, you are being really, really, really tough on me here.

David Trone

That is all right. Okay. Joe, just to be clear, there is no nondisclosed contract of any sort that has a finite end for your CEO position?

Joe Moglia

Correct.

David Trone

It is completely open-ended? Okay. And one more question and I apologize if this is in the material and I just did not catch it. The Ricketts family gets capped at 29%. What will it be starting out?

Joe Moglia

Well, they will be approximately 19% and change.

David Trone

Okay. Thanks again and congrats.

Joe Moglia

Matt Snelling (ph), Friedman Billings Ramsey.

Matt Snelling

I was just wondering if you could give us a little color on the revenue breakout with TD Waterhouse, how much is coming from commissions, how much coming from CEs, how much coming from spread?

Randy MacDonald

Yes, we are going to probably post that on the website for everyone to see. We decided not to do that on this call, but to put it out there in the same format that we do for ourselves, so we will show the balances and the rates.

Matt Snelling

Yes, well, that would be helpful. And just to be clear, your revenue synergy number does not include a potential price cut or a segment?

Randy MacDonald

Well, we have revenue attrition which contemplates some of that.

Matt Snelling

Right but not a direct reduction?

Joe Moglia

(multiple speakers). That is correct.

Randy MacDonald

That is there. Joe answered the question earlier, but I think that I would encourage him to talk, too, about what we can talk about is the spectrum of the business and you know there is — we have anything from do-it-yourself completely online all the way through to handholding in a branch with advice. And I don’t think those are all going to be at the exact same price point.

Matt Snelling

No, I understand.

Randy MacDonald

Yes. So we have contemplated it (multiple speakers) and I think it’s going to be within the revenue attrition line.

Matt Snelling

Okay and I apologize if I missed this earlier, but are you not closing any of the branches down?

Joe Moglia

We have not made that decision yet. We will be evaluating that over the span of the next several months. We will be looking at the profitability of each bank — I’m sorry each branch and how it is handled, etc, but those decisions have not been reached yet.

Now remember a caution to all of you as we go through this, because something similar did happen with Datek. Our number one priority is obviously to deliver to our shareholders and to take care of our clients. That is what we want to try to do. But we cannot do either one of those without taking care of our employees and our associates. It is absolutely paramount for us that those internal communications take place first before we expose that to the street.

So that is why we have always done I think a good job of updating you every earnings call, but we cannot give you too much of a forward picture if a), a final decision has not been reached or has not been communicated internally. And I need you all to work with me a little bit on that one.

Matt Snelling

Okay. But, Joe, your expense numbers, do they include any assumptions of branch closures?

Joe Moglia

The answer is yes.

Matt Snelling

Okay, I will leave it there.

Joe Moglia

Clearly, Matt, we’re not getting into the specifics. Some, I’m not suggesting all.

Matt Snelling

I understand.

Joe Moglia

Okay, right.

Operator

Jim Maga (ph), Millennia Partners.

Jim Maga

Congratulations, Joe. It’s a great deal for shareholders.

Joe Moglia

Thanks, Jim. I appreciate it.

Jim Maga

I do want to ask you guys a couple of nitpicky questions on numbers if that’s okay if Randy is still in the room.

Joe Moglia

Randy is in the room.

Jim Maga

Okay good. Number one, on the slideshow, I’m going to the slideshow for August. So on the slideshow, the interest on borrowings, page eight, should that read 140 million in order for it to tie to the footnote five?

Randy MacDonald

That is a good question. No because we are assuming that some of the debt is paid down over the year.

Jim Maga

Okay. All right. That is a good clarification. Then I need to ask you guys about the timing of the cost savings.

Joe Moglia

We have that in footnote number two on that same page. So in the first year we would expect to have 40% achievement. At the end of year two or in year two 90%, so that means certainly by the sixth quarter, which would be the midpoint of the second year, we would be at 100%. So that means the third year is 100%.

Jim Maga

What does that mean, though, relative to the calendar, you guys? That is what I’m trying to figure out.

Randy MacDonald

Well, that would be from the time the gun went off, so from the time of close.

Jim Maga

From the time of close. So if you close just for the sake of argument, if you close at 12/31, year one is going to be 2006?

Randy MacDonald

Yes. Well, yes. I’m going to qualify my answer by saying we are a September year-end company, but that would be the calendar year. Correct. So 40% in ‘06 achievement of synergies.

Jim Maga

So if I’m looking at this correctly, you are going to have 578 million of synergies to add to your combined — to add to your combined pretax of 540, but the 578, you only take 40% of that, right?

Randy MacDonald

Correct.

Jim Maga

But then you’re going to have interest on the full amount. You’re going to have some revenue attrition. You’re going to have all of the intangible expense.

Randy MacDonald

Correct.

Jim Maga

But you’re going to have the full share base. You’re going to have to have earnings accretive to the $0.66, but not accretive to what Ameritrade earns stand-alone?

Randy MacDonald

Correct.

Jim Maga

So you will have a down year in earnings in ‘06?

Randy MacDonald

I don’t agree with a down year in earnings, but your math is correct. The way you have stated your conclusion.

Jim Maga

So you will have an up year in net income, absolutely have an up year in net income, but relative to the new share base of 600 million, you have a down earnings year in earnings per share?

Randy MacDonald

Well, the initial combined companies are going to carry 1.1 billion in expense load. So that is why we have TD Ameritrade combined with a 33% margin. So it assumes no synergies. So your math was correct to add in the attrition, the amortization and the interest expense, and then take 40% of the 578.

Jim Maga

Right. So I end up with adjusted — I end up with adjusted pretax of 582 million or after-tax of 350 million at 40% rate on shares of 600 million. It hits you around $0.58?

Randy MacDonald

Yes. You are assuming zero growth, too.

Jim Maga

Right, no, absolutely. I’m just going steady-state last 12 months March ‘05.

Randy MacDonald

Right. Your math is correct. We have not come out with projections on ‘06. What we’re trying to do is give you the tools by which you might be able to then project out, but I would not if I were making a projection here, it would not be that we would have — it would not be a down year as you stated.

Jim Maga

Why not?

Randy MacDonald

Well, because I think there is enough growth built-in. These are the last 12 months ended March.

Jim Maga

No, I totally understand that. You guys are going to have growth in net income, but mathematically you are absolutely going to have a down year in earnings per share. Do you agree or not?

Randy MacDonald

We have — we will come out with our projections, but we are not doing that right now.

Jim Maga

Okay. Well, congratulations, you guys. This is highly accretive to shareholders.

Joe Moglia

We appreciate it. Thank you.

Operator

Richard Herr, KBW.

Richard Herr

Congratulations on the great deal, guys. Most of my questions have already been asked and answered, but I guess just basically looking at the expense saves. I mean I guess it is safe to assume that most of these call saves are coming from TD?

Joe Moglia

No, I would not automatically assume that. Remember we begin with the assumption we want to do the right thing. We want to do the best thing. So allow us at least for the reasons I gave before, Rich, to make those decisions before we announce where they come from.

Richard Herr

Okay, understood. That is fair. And just kind of walk us through what is the propensity for your synergies expectation to be faster than the 40/90/100, Joe?

Joe Moglia

Well, if you recall when we did the Datek deal, we delivered 95% of all of the synergies within nine months.

Richard Herr

I remember that. Sure.

Joe Moglia

But we would rather — see I think the concern is, is that while we would love to do this as quickly as possible and accelerate all this, it is far more in the best interest of our clients and our shareholders to make sure we’re doing the right things, and we are thoughtful about it. So if it takes a little longer, that is okay with us. I’m not predicting that it is going to take us a little wanderer, but we will get a better feel for that when we get into the middle of it, Rich.

Richard Herr

Okay, that is helpful. And just lastly, the $22 that was thrown out there for total consideration for Ameritrade shareholders, that would only be 7.9% of the shares, correct?

Joe Moglia

That is correct.

Richard Herr

Okay. So we shouldn’t be looking at that as kind of what every shareholder is going to get?

Joe Moglia

No, the way Ed, remember, explained it to you, just sort of like simple math, if you are a shareholder of record ex-dividend, you’re going to get — on the record date, you’re going to get a $6 dividend. There will then be a $16 tender. If you then choose to put your shares into that tender, whatever percentage get tendered gives you a $22 price. That would not be the price that you might calculate for the entire investment base, correct.

Richard Herr

So that is about 32 million shares if my math is correct, and how many do you anticipate Mr. Ricketts purchasing on the tender?

Joe Moglia

That decision will get made today.

Richard Herr

Okay, thank you. Congratulations, guys.

Operator

Howard Chen, CSFB.

Howard Chen

Congratulations, gentlemen. Just a few questions, Joe and Randy. Along Jim’s line of questioning before, isn’t there a gain on sale for Ameritrade Canada sometime after the transaction closes?

Randy MacDonald

Yes.

Howard Chen

So that would add to fiscal first-year EPS, presumably?

Randy MacDonald

Yes, but that would be extraordinary, yes.

Howard Chen

Right, but it still adds to the reported EPS?

Randy MacDonald

Yes. I think, in response to Jim’s question, in my heart of hearts, I do not believe we would actually be below $0.66, but I am not ready to make projections about this combined company.

Howard Chen

Right. I just wanted to make sure that the gain on sale from Ameritrade Canada —

Randy MacDonald

That is not how — the gain on Canada is not how I would get you to (multiple speakers) — higher than 66, so I want to make that clear.

Howard Chen

And, Randy, you mentioned in your remarks that you don’t think there will be a need for hedging expenses related to asset liability matching. Can you help us walk through what you are assuming in terms of that two-year duration on the deposit side?

Randy MacDonald

Yes. We go through and do studies on our deposits, and there is a core base that, like any bank, those are sort of perpetual. And then it goes all the way to deposits that come and go daily. And so the aggregate life of that is about two years, so we feel very comfortable when we measure that and go out on the asset side for the same duration.

Howard Chen

And how has that changed, in your mind, in the past 12 months through this kind of Fed tightening cycle?

Randy McDonald

It really hasn’t changed much. As a matter of fact, it’s interesting; we have actually seen more money come into us. And as you know, we don’t pay very high rates, so people are not giving us their cash because of the interest rates that we are paying. But the historical norms — we have gone as high as 20%, but as Joe pointed out, in the fall it has been hovering at around 16% for the past couple of years. And that is what the new entity will look like, as well. We also administratively have the ability to reprice on the right side of the balance sheet, so those — we administratively are able to change those prices so they don’t automatically reprice.

Howard Chen

And then, is there still a need for the current bank charter application that is in process?

Joe Moglia

That will be a decision, again, Howard, we will make over time.

Howard Chen

And then, while I have you on the line, Joe, how do you view the need to consolidate here, given kind of the weak trading environment? We saw pretty sluggish net new account growth in the May numbers. What do you think is driving that on kind of stand-alone Ameritrade? How do you view that along the lines of kind of this deal and consolidation?

Joe Moglia

It sounds like you’re asking me two questions — one, my view on consolidation of the industry; secondly, view in terms of what is going on as far as net organic growth right now in the industry. Is that fair?

Howard Chen

Yes, but I’m curious to think if you view them as linked in any way?

Joe Moglia

I’m not sure there is a link with — why don’t I just answer them separately, and you decide if there’s a link?

Howard Chen

Great.

Joe Moglia

First, as consolidation goes, when the bubble burst in March 2000 it clearly created, over the span of the subsequent three years, excess capacity in the industry. Now, a key to being a successful online brokerage is you have got to be effective with regards to productivity, efficiency and scalability. The combination of both of those concepts means by definition, in business and economics, you have got to see consolidation. I believe that is not over yet and therefore it will continue. There has been significant consolidation the last three years; I think there will be consolidation going forward.

Now, in terms of sluggish trading activity and sluggish account opening as of the last couple of months, remember there has always been a correlation between trading activity and what was going on as far as account opening goes. And from everything that we can gather, the typical individual investor is a little bit nervous about what’s going on with the price of oil, what’s going on with regards to higher interest rates. While they may not understand the economic growth in general, they understand what is going on in the automobile sector, and that scares them. The surveys we do tells us they like real estate better than stock, and they have got 15% of their position in cash.

So right now, they are not enthusiastically, aggressively involved with the market. They are either on the sideline looking for an opportunity, or you are on the bearish side. All those things, I think, kind of come together.

Howard Chen

And then the final question was, have you disclosed whether this was the unanimous decision by Ameritrade’s Board of Directors?

Joe Moglia

It was a unanimous decision, yes.

Howard Chen

Okay, great. Well, congratulations again, everybody.

Operator

Scott Patrick, Morgan Stanley.

Scott Patrick

Congratulations. Most of my questions have been answered. I guess what I just want to try to understand a little bit better is really the rationale for levering up to pay the special dividend, and then, in the wake of that, how you arrive at the $16 price for the tender.

Ed Clark

I think the reality is that this was a competitive process to make sure that we got the best deal for the Ameritrade shareholders, and out of that process you have a number of different levers that you can use that are good for the Ameritrade shareholders, and it ended up with a combination of upfront dividend and a tender price. Ameritrade shareholders were well-served by their bankers.

Scott Patrick

And I guess just on the pricing front, if you —

Ed Clark

(Multiple speakers) well-served by my banker, too.

Scott Patrick

Just one other question on the pricing front. I know that you can’t talk in great detail right now, but you have kind of talked more, I think, with the bias of raising price and having more customer segments to do business with from the Ameritrade standpoint, Joe. But I guess I’m just trying to — on the surface, I am trying to understand how you think about from a bigger-picture standpoint your typical customer, the 10.99 customer. Is that a customer that you think you can charge 17.95 for a broader service and still retain?

Joe Moglia

Yes. I think one thing I have not meant in the past — I mean, when we did the Datek deal, we increased prices. But in the conversations that we have all had over the span of the last year or so, I have not meant to give the impression that I have got a bias one way or the other, specifically as far as pricing goes. In terms of what is going on now, what we want to try to do and what we will do is we will provide our clients with customization and choice. So for those clients that want a do-it-yourself, totally online experience, that potentially is one price. For the client that wants access to a branch or access to an advisor, that’s potentially another price. And then there are different potential value propositions in between that, and that this what we will work hard on trying to get right. And as we have talked in the past, it’s a perfect alignment and fit with what we’re trying to do strategically. But we are not ready to go out with any of that yet.

Operator

David Chamberlain (ph), PIMCO (ph).

David Chamberlain

I’m curious on — when I look back at the Datek acquisition and the attrition you saw in terms of customers, what was the attrition you saw there? And what gives you confidence that you can kind of maintain most of the TD accounts?

Joe Moglia

Because our number-one priority is retention of our accounts. We have been successful doing that all along. We recognize that and shareholder value are the only reasons why we are in business, so it will be the absolute focus of us moving forward.

David Chamberlain

Can you just give me an idea of what the Datek retention was in that deal?

Joe Moglia

Yes. The total Datek attrition that took place was about 6% plus and the overall number that we had budgeted for it was 10%. In this case, we are assuming the regular attrition plus an incremental 5%. The Datek assumption was 10% total.

Randy MacDonald

So the normal attrition was five, and the incremental attrition 10. But actually, what we saw on the Datek deal was less than 10, and it only peaked in one month. Actually, the month that we converted all of their customers over to the Ameritrade clearing was the month that it peaked. So it ended up becoming a number below what we have in this model.

David Chamberlain

Just secondly, in terms of the trading platform, is it your intention primarily to use most of Ameritrade’s technology versus TD’s, or what is the strategy you think going forward?

Joe Moglia

We’re going to make the smartest decision we believe we can, David. But as I said before, we have not made that decision yet; and when we do make that decision, we will handle that internally before we discuss it publicly. And we will only discuss it on earnings calls.

David Chamberlain

Great job, great deal.

Operator

William Glasgall, Investment Adviser Group.

William Glasgall

I would like to ask you a question about the advisor side of the business. Specifically, who do you expect will run the business, and will it be consolidated at Ameritrade and Omaha?

Joe Moglia

We have not made the decision yet with regard to the personnel, but part of the reason why we are doing the deal is because TD Waterhouse USA is so strong in that particular area. And we would certainly want to do everything we can to lever their expertise to help us there. But I would answer the question the same way I would on any of the decisions we need to make with the integration going forward.

Operator

Tom Yankow (ph), Morgan Stanley.

Tom Yankow

I would like some clarification on the Ricketts family’s involvement in the tender offer. As I understand it, they will not be tendering into the TD tender offer; they may do a tender offer themselves and buy additional stock. Is that correct?

Joe Moglia

They have the option to do that, and they would make that decision then.

Tom Yankow

They have the option to buy stock in a tender offer, but they will not be tendering it to —?

Joe Moglia

No, no. They have the option to be part of the tender. We are not anticipating that they would be selling.

Tom Yankow

So they have the option of participating as a buyer in the tender offer but not participating as a seller?

Ed Clark

No, they have an option to do anything they want, so they can either tender in or they can join the tender and buy. And in theory, they can both buy and sell at the same time, because the Ricketts as a larger group is (indiscernible) family, so it’s conceivable that some family members could want to sell and some family members could want to have their own tender.

Joe Moglia

I think it’s probably fair to say now it’s up to the Ricketts’ option. And they will be making that decision then, and it’s probably inappropriate for a comment what they would be doing.

Tom Yankow

I understand; I just wanted clarification on what is in the press release.

Operator

Sam Sabak (ph), Quattro Global Capital.

S.T. Telefrigatta

It’s S.T. Telefrigatta (ph) with Sam Sabak. Just two quick questions. First, what is the required vote to authorize the issuance of shares? Is it a majority of shares outstanding, a majority of shares voted or some other requirement?

Joe Moglia

We are double-checking.

Ed Clark

Yes. Rather than answer that — I think we know the answer, but we will check it, and they will post answer on the Web.

Joe Moglia

In fact, why don’t we be specific on that? Why don’t you just ask that question of our general counsel? That is ekoplow@ameritrade.com.

S.T. Telefrigatta

And the second question is, the 7.9% of outstanding shares — I just wanted to clarify this — that will be tendered post-close, ex-dividend. Is that based on the 607 million shares outstanding pro forma?

Joe Moglia

Yes.

S.T. Telefrigatta

Okay, so then that would mean that approximately 48 million shares would be tendered, but only 413 million, which is the Ameritrade adjusted stand-alone share base, would actually participate in the tender. Is that correct?

Ed Clark

That’s correct.

Operator

Ian de Verteuil, BMO Nesbitt Burns.

Ian de Verteuil

Congratulations on a great deal. I guess, when I look through all the analysis you have done on the sweep accounts and various yield issues, it begs the question, why didn’t you just include the TD Bank US in the deal and do it all within Ameritrade?

Joe Moglia

Because, for us, one of the things that we believe in is providing the best possible skillset, price and service we can for our client base and our shareholders. And the fact of the matter is the expertise here exists and TD Bank is a 150-year-old bank. So we thought the strategic relationship between the two was the best thing that ultimately we could do for our shareholders and clients.

Ed Clark

And, Ian, just from a regulatory point of view and a capital efficiency point of view, it’s better that we are 100% owner of the bank. And in this arrangement, in a sense, TD America gets the best of both worlds.

Ian de Verteuil

So there will be no banking assets in this new company at all?

Ed Clark

That’s right.

Ian de Verteuil

The same question is for Ed. 18 months ago, it was — you publicly disclosed you were in negotiations with E*TRADE where E*TRADE was going to buy your company in a deal that looks remarkably like the one you announced today. I guess — has the price of Waterhouse gone up or gone down since that happened?

Ed Clark

To be honest, Ian, we have not gone back and done that comparison. All I would say is that we are very happy with this deal.

Operator

Jason Karp (ph), Intrinsic Investors.

Mike Oniger

This is Mike Oniger (ph) at Intrinsic. Congratulations. I just had a quick question on the special dividend versus some of the other options you could have done. We were looking at a tender within Ameritrade, some type of dutch tender that would be accretive and kind of keep the money within. I’m just wondering how you came up with the special dividend structure?

Joe Moglia

As Ed said a little while ago, there were a number of things that we could have looked at. It was a competitive situation. We took that into account, and this was the decision that we thought at this moment in time was the best thing we could do for our clients and shareholders. Again, we love the fact that we got significant cash flow. We know that we can comfortably fund this, and there are still many opportunities that we have to look at that down the road.

Operator

Felice Gelman, SuNOVA Capital.

Felice Gelman

In terms of the tender offer, I was curious as to what your method is going to be. Are you prorating based on the demand you get, or what is the collection method for the tender?

Ed Clark

It is oversubscribed, and then we’ll just prorate it.

Felice Gelman

And that would apply to the Ricketts, as well, because you said he did not know how they would participate?

Ed Clark

Right. If they are among the people tendering, then they will get prorated like everyone else.

Operator

There are no further questions at this time.

Joe Moglia

Folks, one, we apologize for the little technical difficulty that we had. We’re excited about this. Thank you very, very much for joining us. I just want to check logistically — are we staying on this call? Okay. So we will start the TD part of this call in five minutes. Folks, thank you very, very much.

Operator

(OPERATOR INSTRUCTIONS). Ladies and gentlemen, good afternoon and welcome back to today’s presentation on TD Bank Financial Group. (OPERATOR INSTRUCTIONS). I would now like to turn the conference over to Mr. Dan Marinangeli. Please go ahead, sir.

Dan Marinangeli

Welcome to the TD Bank Financial Group’s investor presentation relating to the combination of our TD Waterhouse USA business with Ameritrade to form TD Ameritrade. My name is Dan Marinangeli, and I am the CFO of TD Bank. With me today is Ed Clark, TD Bank Financial Group’s CEO, who will give an overview of the transaction and describe its strategic importance to the TD Bank. I will cover the financial impact on TD Bank, and then Ed will summarize and close the presentation, which will be followed by questions. I will note that this presentation may contain forward-looking statements, and we draw your attention to the slide containing forward-looking statements in our information regarding proxy solicitation and the proposed postclosing tender offer at the beginning of our presentation. Over to Ed.

Ed Clark

Well, thank you everyone. For those of you who sat in on the TD Ameritrade presentation, they will note that I became Randy’s best friend. I don’t know that Dan has ever described me as his best friend, but I’ll keep working on it.

Thank you, everyone, for joining us. I think Joe and Randy have just done a terrific job of taking you through the transaction in detail, and what it means to the Ameritrade shareholders and the great financial market position the new TD Ameritrade is going to have. What Dan and I would like to do, then, is spend a few minutes to cover what this deal means for the TD Bank Financial Groups and for our shareholders. I will try not to repeat too much of what you have already heard. And so I am going to just focus in on a few things. Dan is going to take you through, as he said, the financial impact.

As you know, I have been saying for a number of years that we like the US online brokerage business and we like, in fact, our position in that business. TD Waterhouse owns a valuable space in this industry, with its strength in serving the long-term investor directly and through the independent financial advisors, our extensive branch network and our strong marketing and product suite. And, while we like our position, we have also repeatedly said that we would like to continue to explore opportunities for consolidation in the United States, for one very specific reason. There are significant and mutually advantageous economics of putting two online brokers together, and we could not ignore the value creation for our shareholders.

However, we have underlined that we would only take advantage of consolidation opportunities that met our clear criteria, and if we could not find the right deal we would continue pursuing our own organic growth strategies. Today, we found the right deal.

First, with this deal, we take our ownership position in TD Waterhouse in the United States and turn it into a significant ownership stake in one of the three major players in the online brokerage business. All three players now have similar characteristics. They are focused on wealth management, they cover the spectrum from active to long-term investors and have tremendous asset-gathering capabilities, and they have diversified distribution systems, including branch networks.

Secondly, as I mentioned, there are real economic advantages to consolidation. This deal lets us get the benefits of those advantages now. In addition, the new TD Ameritrade will be well-positioned for organic growth and any future consolidation opportunities, with a strong P/E and a proven management team. The TD Bank will now have two distinct focuses in the United States, a strong wealth management platform through our significant ownership position in TD Ameritrade and a strong personal and commercial banking franchise in TD Banknorth. In both cases, these are important growth strategies for the TD now and over time. They are both led by strong, experienced management teams with a track record of operating excellence and successful acquisitions. They are both building a strong TD brand in the important US marketplace.

Now, this is not just the right deal strategically for the TD in the long term. This deal creates significant value for our shareholders in the short term, too. Dan will take the through the numbers in more detail in a few minutes, so I will just note that the transaction will be accretive to our earnings before amortization of intangibles in the first year. As Joe mentioned, closing is not expected to occur for six months, and therefore this transaction will only have a small impact to earnings for fiscal 2006, but a significant impact for 2007. This transaction also frees up capital in the immediate term for TD of about $500 million for reinvestment.

Finally, we are creating an industry powerhouse by bringing together two very strong franchises, Ameritrade and TD Waterhouse USA. As Joe showed you in his presentation, one of the real strengths of this deal is it brings together two very complementary franchises with Ameritrade’s proven strength in the active trader segment and TD Waterhouse’s strength in long-term investment and asset-gathering capabilities. The new TD Ameritrade will be a powerhouse in the online brokerage space, building on the strength of Ameritrade’s proven leadership team with the focused strength of TD Waterhouse management.

Let me highlight a few aspects of the transaction that are particularly relevant to shareholders. As you know, we have always said we need to have the right corporate governance terms for TD shareholders, and we have them in this deal. TD designates 5 out of 12 of the directors on the TD Ameritrade board. As Joe took you through it earlier, in addition to himself there are also the three Ricketts family representatives and three independent Directors on the Board, for a total of 12. Joe Ricketts is Chairman, and I will be Vice Chairman. The appointment of any new CEO requires two-thirds majority of the Board.

Our initial ownership position is 32% and, promptly following closing, we will make a tender offer to purchase up to an additional 7.9%, taking our ownership position to 39.9%. TD’s ownership position is capped at 39.9 for three years and 45% for the remainder of the 10-year term of the stockholders’ agreement, unless we bid for all with independent Director and unaffiliated stockholder approval.

Another very important governance element for us is the TD Waterhouse Bank. TD retains 100% control of the TD Waterhouse Bank. Joe has already explained why this is the right structure for TD Ameritrade. It’s also the right structure for TD Bank, because it allows us to continue to govern the TD Waterhouse (indiscernible) in accordance with the regulatory, risk management and compliance standards that we maintain for the rest of our banking businesses, and which regulators would expect even if our ownership position was less than 100%.

The final important element of this transaction that I want to highlight is the brands. The new brand, TD Ameritrade, will be a powerhouse brand in the industry and will also increase the penetration of the TD brand in the United States. In Canada and in the UK, we’ll continue to use a viable, well-recognized TD Waterhouse brand.

Before I turn it over to Dan to take you through the financial parameters, I just want to take a moment to thank our TD Waterhouse associates and those TD employees who support this business. We have a terrific team who really care about the customer and who bring enormous enthusiasm and professionalism to their jobs every single day. I know that this announcement and indeed the week leading up to it have brought significant uncertainty, and I want to personally thank our great team for the continued focus on delivering high-quality service to our customers.

Over to my best friend, Dan.

Dan Marinangeli

Thanks, Ed, and I’m happy to be your best friend any time.

Turning to slide five, I will discuss the financial impact of the deal on TD. We projected the earnings per share accretion on a reported basis — that is, on a GAAP basis, fully-reported GAAP basis — would be neutral in 2006 and $0.14 Canadian per share accretive in 2007. You should note that these projections are based upon the historical earnings of both TD Waterhouse USA and Ameritrade for the 12 months ending March of 2005. And I will go over these accretion calculations in more depth in a later slide.

Projected accretion before the amortization of intangibles on the same basis is projected to be $0.08 per share in 2006 and $0.24 per share in 2007. These accretion numbers reflect the phasing-in of the cost synergies and revenue opportunities over six quarters. The dilution gain recorded in the TD’s income statement will be approximately $725 million US or 900 million Canadian on an after-tax basis. These amounts will be based on the Ameritrade stock price at closing, and that would be ex-dividend. In Canada, TD will be acquiring Ameritrade Canada for $60 million US. We will use purchase accounting for this transaction, and will pick up our share of TD Ameritrade’s earnings, adjusted for Canadian GAAP, on a one-month lag basis. We will no longer consolidate TD Waterhouse’s USA balance sheet, but rather show one line on our balance sheet described as investment in TD Ameritrade.

The next slide repeats the slide that was presented earlier by Randy MacDonald showing the earnings accretion at the Ameritrade level on a GAAP basis, so I won’t go over this again, other than to point out it is expected to be about 39% accretive on a GAAP basis to TD Ameritrade.

On slide seven, we have restated the Bank’s historical reporting to break out the TD Waterhouse USA component. You will appreciate that these results are on a fiscal quarter basis for the TD Bank, which is different from Ameritrade’s fiscal calendar quarters, and therefore the results of the TD Waterhouse USA discount brokerage for the last four quarters is slightly different than the figure that Randy picked up. It would be our intention going forward that since TD Waterhouse Canada is an integral part of the Canadian wealth management business, we would combine all non-US discount brokerage operations into our

Canadian wealth management reporting unit, and then show separately the pickup of our 39.9% stake in TD Ameritrade to total our global wealth management results.

The next slide illustrates how the accretion calculations work for TD, and is on a fully-implemented basis — i.e., after all expected cost synergies and revenue opportunities are realized. It starts with the pro forma combined net income of TD Ameritrade of 557 million US and then adds back total amortization of intangibles to get 591 million US cash net income. Our share of these earnings at 39.9% is 236 million US or 295 million Canadian. We then adjust for US/Canadian GAAP differences, with the only significant one currently being expensing of stock options, which is done in Canada and not yet done in the US. We then deduct the earnings of TD Waterhouse USA we would have earned otherwise, add the expected after-synergy earnings of Ameritrade Canada, and finally deduct the funding cost of our anticipated post-closing 7.9% ownership buyout. This gets us additional net earnings before the amortization of intangibles of 191 million Canadian, and on 713 million shares this is $0.27 per share earnings accretion after all synergies are realized. Deducting our estimate of the amortization of intangibles — and I would note that this amount is on a different basis than Ameritrade — we get 131 million Canadian in reported earnings accretion, representing $0.18 per share.

Since these accretion numbers are pro forma, based on historical results, it may not be appropriate for analysts to simply adjust their forecasts for our earnings in 2006 and subsequent periods by these amounts, which, in any event, are fairly modest in 2006.

Dealing with the impact of a transaction on our capital ratios, you can see on slide nine on a pro forma basis, at the end of our second quarter our net tangible common ratio would have increased by approximately 1.8 percentage points to 8.7%, and our Tier 1 ratio increasing similarly to 11.8%.

Again, however, I would caution you that these are not the only capital ratios we consider, and that the rating agency capital ratios are not affected by this transaction to the same extent as the current regulatory ratios. Furthermore, current proposals for determining capital ratios under the new Basel II Accord are negative for this transaction. Obviously, we don’t know the full impact of Basel II on the Bank’s capital ratios until those rules are finalized and implemented, which is currently scheduled for our 2008 fiscal year. Accordingly, we believe that a more appropriate target capital level would be around 7.5% tangible common equity ratio versus the low 6% range we have used in the past.

So at this point, I would pass the agenda back to Ed for his conclusions.

Ed Clark

Thanks, Dan. So, let me finish by summarizing how we see this transaction, both from a financial and strategic point of view. And then I would like to try to put it and say, well, how does it fit in the overall game plan for the TD Bank?

The way I look at it, in pretty simple terms, is that we had an asset in TD Waterhouse USA that gave us $50 million US in earnings over the last 12 months after tax. With this transaction, we have turned that into a 40% interest in an entity that would have earned, in the last 12 months, about $325 million. So our share would have been $100 million US before any synergies but after funding costs of about $30 million. There is a potential for further increase as a result of our share in the synergies of about $110 million US.

So we got this increase in earnings without using up our capital. Indeed, in the short run, the transaction actually frees up $500 million of capital. You can see why we believe this is a good financial deal for our shareholders.

At the same time, we have a phenomenal strategic transaction. We have a significant stake in the number-one player in the industry. The new TD Ameritrade will be a very strong competitor, and will be extremely well-positioned to participate in any future consolidation in this industry. It will carry the TD brand across America. It also fits perfectly with our overall TD Bank strategy. As you know, we have a very simple strategic view. Wherever we are competing, we want business units which are in strategically sustainable positions, that have opportunities for above-average earnings growth, and we want an overall mix of business which commands a superior P/E. In Canada, our personal commercial bank and our wealth management businesses have clearly articulated strategies which have produced, given their execution, above-average growth.

Our wholesale business has successfully refocused on higher key earnings and has the opportunity to gain market share in the domestic market. Last year, we added our US personal and commercial banking business with TD Banknorth, with a mandate to grow earnings both organically and through acquisitions.

And now, with this transaction, we have TD Ameritrade, an online broker in a great position strategically, generating high-quality earnings and positioned to make further acquisitions. Together, TD Banknorth and TD Ameritrade give us a great growth presence in the United States. We are indeed very excited about our future, and we look forward to supporting Joe Moglia and his team in realizing the incredible potential of the new TD Ameritrade.

We will open up now to questions.

Q U E S T I O N S   A N D   A N S W E R S

Operator

(OPERATOR INSTRUCTIONS). Richard Lee (ph), Rock Bay (ph).

Richard Lee

I just was actually wondering if there was a break fee on the transaction?

Ed Clark

Yes, there is a small break fee, in the $70 million range. 97 million?

Dan Marinangeli

The breakup fee is 97 million.

Ed Clark

97 million.

Richard Lee

$97 million cash? Got it.

Ed Clark

Yes.

Operator

Rob Wessel, National Bank Financial.

Rob Wessel

Just tell me — is there a legal reason or a securities legislation reason or significance to the 39.9%? Is there something different that happens that we should know about if that number were 40?

Ed Clark

No, no. It was a pure negotiating, psychological reason. Go to your psychiatrist; he will tell you what the reason was.

Rob Wessel

All right, I’ll do that. The capital ratios — you did mention that, I guess, your reported ratios go up from a rating agency perspective. You don’t quite get the full credit. So will you be managing to the sort of rating agency capital number, which is, I gather, closer to 7.5%? Or will you be managing to the 8.7%?

Dan Marinangeli

It’s a little more complicated than that. We have got a series of constraints on us. The regulatory ratios, which are scheduled to change in the next couple of years, the rating agency capital requirements are different, and they approach these transactions in different ways. So we looked at all of those requirements for capital, and we decided that we could triangulate them kind of at the 7.5% ratio. So we looked at how much excess capital we thought we had, and we then backed into a requirement of around 7.5%. So if you want to see how much capital we think we have excess right now, just use 7.5 as the base. And if we are at 8.7, that’s 1.2% higher on our $130 billion of risk weighted’s.

Rob Wessel

That’s excellent. And one more quick question. The synergy schedule realization — did I hear this correctly? It was 40% in year one, 90% in year two — or, sorry, 90 cumulative and then 100 by the end of year three? And are those at the start of the close date?

Dan Marinangeli

That’s correct. And in our model, we had used the close date of December 31 or January 1st, same thing.

Rob Wessel

I have other questions, but I will requeue.

Operator

Ian de Verteuil, BMO Nesbitt.

Ian de Verteuil

Congratulations, guys. On slide five, Dan, the gain on sale is 725 million US, about 900 Canadian. I guess, from what I can tell here, you’re receiving about 200 million shares which are trading at $15 US. So that’s about $3 billion US. And as I think back to your purchase price of the assets from Larry Waterhouse and your subsequent investment, I cannot see how your book value is higher than a billion. So I am surprised the gain — whether it’s gain on dilution or gain on sale — isn’t meaningfully bigger than this?

Dan Marinangeli

Let me explain. You are right; we get about $2.9 billion at $15; we get about 194 million shares at $15, 2.9 billion US. What you don’t know is the book amounts. The book amounts are going to be 1 billion 4. And, again, I think in Randy’s presentation, we talked about funding of some of that dividend, that we would fund about $400 million worth of the dividend. And we do that by leaving excess capital in TD Waterhouse. There’s an historical reason why the book amounts in TD Waterhouse are so high. It relates to the IPO going back to ‘99, but I won’t get into that.

There will be capital extracted from Waterhouse to get down to that level. So the gain is the difference between those two numbers, about 1.5 billion. 60% of that gain is the gain that we are selling or 60.1%, in fact. That’s 882 million US, and there is a tax expense on that which nets it down to 725 million US.

Ian de Verteuil

The second question relates to Ameritrade Canada. Do you need regulatory approval, given how strong Waterhouse is in Canada?

Ed Clark

Yes.

Ian de Verteuil

Can you just give us some parameters? How big was Ameritrade in terms of market share?

Ed Clark

It’s not big enough, and so we don’t anticipate market share problems in acquiring this.

Ian de Verteuil

The last question relates to the decision by TD Bank to increase its ownership after this is all said and done. I guess it’s a philosophical question, Ed. So maybe I’ll have to go to Rob’s shrink, as well, to help (multiple speakers). But when I look at this, you’re buying stock back; you have committed to buy stock back at $16 US on a company which will have $0.92 in earnings pro forma. That’s quite a couple years out, assuming — given the synergies, anyway. It will have a fair amount of leverage. So when I look at it, the TD Bank is committing to buy into what looks like a company with a fair amount of leverage at 17.4 times forward-looking earnings. I guess, could you talk to me and explain why you think that is a good investment?

Ed Clark

I think the way to look at it is that you can’t sort of pick each of the little elements of the package. Obviously, we were in a competitive situation here. And so Ameritrade was trying to figure out what transaction to do, and so you try to put a total value package together for the Ameritrade shareholders. And so, to the extent to which if the $16 turns out to be a higher price than where the Ameritrade shares trade ex-dividend, then that is value accretion for the 8% or 7.9% shareholders or you multiply them together, and you say, okay, so that’s really an added value to the shareholders. So I think the way, if I was on the Ameritrade side, you say I got my $6 dividend, I got the shares that I don’t tender, and they have a value. And then I have the amount that I can tender, and I get the increment between wherever my shares traded and the $16, and you come to an all-in value package for the Ameritrade shareholders, which is obviously a very substantial number.

Ian de Verteuil

So the tender offer is really just part of a package?

Ed Clark

Absolutely.

Ian de Verteuil

And your pro forma is down tangible on Tier 1 post that 8% buy-in?

Dan Marinangeli

Yes, correct Ian.

Ian de Verteuil

Thank you very much. Congrats, guys.

Operator

Michael Schecter, Mentor.

Michael Schecter

Congratulations. When you had done the Banknorth deal, you talked about some possible revenue synergies with TD — with Waterhouse. How does that fit into this transaction?

Ed Clark

I think there’s obviously the revenue synergies that we talked about in this deal with respect to the bank. But we really haven’t explored the revenue synergies relative to the TD Bank generally or TD Banknorth. Casino, when we did TD Banknorth, as you recall, we played those down and said I’m sure we will find them, but we don’t want to talk about them until we actually find them.

I think, as you are aware, there are discussions that have gone on and we are doing some things between TD Waterhouse and TD Banknorth. And I’m sure, when we get the two companies together they will be finding ways in which TD Ameritrade can exploit the customer base that TD Banknorth has and make it work together to make both companies better off.

Michael Schecter

And the excess capital you created, that’s just through the gain on sale, essentially?

Dan Marinangeli

Well, there’s a couple of effects. We have the gain on sale, and then we have the deconsolidation of the goodwill that is in Waterhouse now. That goes off our balance sheet, as do the other risk-rated assets of Waterhouse USA.

Ed Clark

I would love for us to be able to make this simple for you, but when you have three or four different capital regimes that are governing you and the interplay between those, and when you then do what is an unusual transaction — capital rules are not generally set up for this kind of transaction — you can imagine that it gets pretty complicated.

So that this why we try to make the simple and basically say to you, well, if we do the net tangible common ratio post deal, if you want to know an indicator what we think approximately, because I don’t think we can — this number will move around, frankly, as the final share price; it will get determined by the final share price at closing, ex-dividend. So this number is subject to some change here, and so we will obviously tell you once we get the number finalized.

But even after that, this is not an exact science. The rating agencies don’t have an exact science on this, and frankly Basle 2 isn’t an exact science at this point. So we’re just going to indicate to you, to our best judgment here, use 7.5 against this number. And today, if we had to put a number in today, it’s about $500 million that we generated.

Michael Schecter

And the revenue synergies you have at Ameritrade — that is just from you investing the compensating balances at a higher rate, essentially?

Ed Clark

Yes. I think, you know, what was going on is that we were writing a strategy in TD Waterhouse Bank of following the short-term curve up. And so we saw interest rates moving up on the short end, and we are content to, in a sense, each month, as Mr. Greenspan did his magic, essentially enjoy the spread increase that was occurring as a result of that. And frankly, like some people, took a view that maybe it didn’t turn out to be the right view that perhaps longer-term rates were going to move up as he was moving short-term rates up so that, as we firmed up our view — and I would say the whole industry has been one that they have been transitioning in their view as to exactly how long this duration is. But we sat there and said, well, short-term rates are moving up fast enough, and long-term rates will move up. So if we do want to extend out the duration, we can wait a bit of time here, and it’s not costing us a whole lot to do.

So that’s really what was going on. I think by the time we closed that game will have been played out and then, as Randy indicated, as rates moved up — did move up significantly from here, then there are more revenue opportunities available than we are putting in these numbers.

Michael Schecter

And so you are going to do the same thing to their balances?

Ed Clark

Right, exactly. So we have the exact model that we worked out with Waterhouse we now can have applied at Ameritrade.

Operator

Mario Mendonca, Genuity Capital.

Mario Mendonca

A quick question on the constraints in terms of buying 100% of this company. I was not entirely clear on whether TD can make a bid for 100% of the Company in the first three years or whether that is something that has to wait until year four?

Ed Clark

TD can make a bid for 100% of the Company at any time as long as it is supported by the independent directors and unaffiliated shareholders.

Mario Mendonca

Looking over to a much more broad question, looking at TD now in the US, it’s looking more and more like a holding company of US financial services companies. And there are some applications for that. How do you look at your US strategy now? Is that essentially the way you want it to look, having a very large ownership interest in some successful companies in the US? Is that TD’s approach going forward?

Ed Clark

I would not say that we start with a philosophical view that we like a holding company model, but we start with a practical view that when you are — we may, on a worldscale, have a reasonable-sized market cap, when you enter the United States, you happen to be in an industry where size matters. So we also believe we are in an industry where in banking and right now in online brokerage we’re — ability to consolidate matters.

And so we have taken a philosophical view that we would rather on less than 100% and have a skilled player with the capability of continuing to consolidate than own 100% and be stuck with an entity that may be strategically challenged three or four years from now. And so, with both TD Banknorth and TD Ameritrade we have taken a position.

I think the other thing that, as you know, everyone has their own individual management style. I put enormous emphasis on having a strong management team with great operational excellence, and I like to let people run their businesses. So I don’t happen to find it particularly challenging to have strong, independent management teams. I think I’m perfectly capable of making my influence felt by having as good an argument, and if I don’t have a good argument, then they probably shouldn’t listen to me.

So some of the downsides of having either, in the case of Banknorth, a minority interest or, in the case of TD Ameritrade, a majority interest, don’t really bother me because, if you are trying to grow these entities, if you are trying to grow them in the interests of all shareholders, as I said, you have strong management teams, then they like having people that can add value, and they shouldn’t listen to me if I’m not.

Michael Schecter

So the logic here, then, from your perspective is, as long as they have a lot of skin in the game, you are content that they are going to do what is in the best interest of TD, ultimately?

Ed Clark

Right, exactly. And so, frankly, again, as a foreigner operating in the United States I like — I have all you guys on their back as well as me on their back. And you can have incentive schemes with pretty objective measures of whether or not they are being successful or not.

Operator

Mark Maschino (ph), Maschino & Associates.

Mark Maschino

Just wondering about the $6 proposed dividend and just wondering what the ex-dividend date would be, if that question makes any sense.

Ed Clark

I don’t think we know that yet, but we will find — once we know when the closing date is, we will let you know when the ex-dividend date is.

Mark Maschino

And which document should we be reading to determine what that date will be?

Ed Clark

Once we know the closing date, we will obviously make that public and available to everybody. But we have to work our way through a fairly significant regulatory process here, and that will determine when we finally decide the closing date is.

Mark Maschino

Will have be known around when the proxy is being published?

Randy MacDonald

I would think that would be the answer. But again, we have not gotten to that answer yet.

Operator

Quentin Broad, CIBC World Markets.

Quentin Broad

Ed, for a guy who likes keeping it simple, you are certainly becoming known for creating complex transactions. A couple things. Just on the due diligence, if you can give us a sense, Ed, from the TD side or, Dan, the nature of the due diligence process that got you comfort in handing over the reins to Joe and, it sounds like, largely Joe and this team on a go-forward basis, the time lines, the things that you got into, because a lot of the questions on the Ameritrade call suggested — anyway, Joe suggested that there is still a lot of things to be figured out, clearly, at this point in the process.

Dan Marinangeli

I’ll deal with that question. We spent a reasonable amount of time looking at the Ameritrade businesses, their financial records. Keep in mind that we weren’t so much looking for the validation of synergies, because that was going to be, after all, the responsibility of the team at Ameritrade. We looked at transparency of information. We looked at the ability to continue to earn the kind of money they were earning. We looked at the quality of their reporting, their people and the quality of the assets they had on the balance sheet. And I can tell you that we were exceptionally pleased with the quality of all of those things. So there was nothing that really was a significant issue from our perspective.

Quentin Broad

Were you able to get any of the Ameritrade people or the Waterhouse people into the Ameritrade platform and give you any sense that the expectations on synergies, et cetera, can be accomplished?

Dan Marinangeli

Yes, we did get some of our Waterhouse people, not just in the US but in Canada, involved. And we did look at the reasonability of synergies overall, and we thought that they were, indeed, reasonable.

Quentin Broad

And then, Ed, obviously, on announcement today no one would expect the deal to fall apart and have to pay the break fees. But if it were to happen, you mentioned that you wanted to own rather than — you would rather own less than 100% of a scale player rather than owning 100% of a strategically challenged business in three to four years time, which, given you are selling Waterhouse, you would think it is going to be strategically challenged. I don’t know if you will give me the answer, but what is the comment given the perception I think you have left over the last couple of quarters that you felt that TD Waterhouse continued to be well positioned despite the challenging market environment, the challenge on pricing and the possibility if Waterhouse didn’t get engaged on the consolidation side, you would still be well positioned, given your comments that doesn’t seem to hold on a three-year basis, perhaps?

Ed Clark

Well, I think that’s not a bad — I mean, I think the thing you worry about is that, despite the fact that, as I said, we are not challenged immediately and we are making money, I think it’s clear that we were sitting on the assets and sweet spots that everyone is trying to get in. You know, you look out and you say, okay, you have to keep worrying about what your game plan would be over the next two or three years. Everyone else got together, and we didn’t.

So I think that’s a legitimate concern. If it turned out that this transaction fell apart, in my case, you don’t go and shoot yourself. You say, well, I am not immediately challenged. But you had better figure out what you are going to do, given that. And, you know, we have other alternatives. One might be that you make the integration with TD Banknorth even tighter and say, okay, I’m going to try to solve the strategic dilemma that way. So I don’t think you’ll find it overwhelming, but obviously this was a pretty easy — I don’t mean that; it wasn’t an easy transaction to get together. But this was a pretty obvious way of solving what you could see going ahead in the industry, and so that was why we took this deal.

Quentin Broad

And then, finally, given all the accolades Ameritrade was receiving on its call for a great deal, is it truly possible here that we can have a great deal for Ameritrade shareholders and still a great deal for TD Bank shareholders?

Ed Clark

I think so. You always can be suspicious of that, but I think the first thing is that the amount of synergies that’s available to be shared is large enough for that mathematically to be a true statement. And so I think we ended up — you end up arm-wrestling over how you split that pie. But it didn’t end up that one person got no dessert and the other one pigged out. So I think we ended up with a deal that I think, evidently, is a spectacular deal for Ameritrade shareholders. And the way I would put it is an excellent deal for our shareholders because it gave us both a very good deal financially and the right strategic positioning for us as a bank.

Operator

Darko Mihelic, First Associates.

Darko Mihelic

Congratulations on what appears to be a great deal. I have a couple of questions, though most of them have been answered. But actually a tail-end to the last question just posed by Quentin, is it possible to both have, walk away with a great deal? And I guess my question centers around some of the synergies that are coming out of this and whether or not these revenue opportunities that are being proposed — whether or not that is strictly 100% unique to TD? In other words, there is no other party in the US that could possibly bring those to the table?

Ed Clark

I don’t think that’s true. I think there are other parties that could bring those to the table.

Darko Mihelic

That also helps us at, I guess, the risk of competing bid. And just one other final question, for me, anyway, in terms of philosophically and technically from TD’s point of view, owning the amount that you own, is it possible or conceivable that a year from now, you don’t like what’s happening, you can actually sell down your position? Is there anything preventing you from doing that?

Ed Clark

No. I think we could come to that conclusion, but we certainly don’t anticipate coming to that conclusion.

Operator

Michael Goldberger, Desjardins.

Michael Goldberg

Thanks a lot and congratulations also. Over how many years is the intangible being amortized? Should I assume it’s the same 20 years that I think was implied in the Ameritrade presentation?

Dan Marinangeli

Yes.

Michael Goldberg

Also I’m wondering if you can put down perhaps on your web site the detail of how you get from 6.9 to 8.7% in terms of changes that take place in goodwill, intangibles, risk-rated assets and the other components that go into the numbers?

Ed Clark

Do you really want to go through this? I am pulling your leg.

Dan Marinangeli

We will do something. I’m not sure we will post a web site, but I will certainly attempt to make it clearer to people. Keep in mind that we deconsolidate the US business in Waterhouse, we take the goodwill off our books, and we recognize the gain, and there is a series of other events that happen in terms of the carrying amount of the investment. So I will make it clearer for you. I’m not sure I will actually post it on the web site.

Ed Clark

Let me put it this way, Michael. You know me, and even I gave up bothering to try to understand all the details of that one.

Dan Marinangeli

The other way to go here is that we could give you the actual numbers come the first quarter of next year, you would know for sure what it was.

Michael Goldberg

I think you can do that. Even just using some of the rough numbers that you have in mind, just so that we have a template for how things potentially change on some of these key line items.

Dan Marinangeli

We will see what we can do.

Michael Goldberg

I do have a couple of other questions. First of all, can you tell me really how TD gets paid by TD Ameritrade for the backing arrangements that are going to be provided from TD Waterhouse Bank?

Ed Clark

Yes. Basically, there already is a service agreement between TD Waterhouse Bank and TD Waterhouse. So the banking regulator is quite onto this, to make sure that when we have sister companies, even when they are 100% owned, that they are very careful about the kind of service agreements. So we are basically piggy-backing on that service agreement and having TD Ameritrade pick up the agreement that TD Waterhouse had with TD Waterhouse Bank.

Michael Goldberg

So it will be the exact same agreements?

Ed Clark

Basically.

Michael Goldberg

My next question is, is anybody from TD Ameritrade going to be joining the TD board?

Ed Clark

No, nobody is going to be joining the TD board. But we are clearly going to be treating Joe Moglia and his team as part of our larger family. So emotionally there will be lots of them joining, but he will not be a member of the board.

Michael Goldberg

And finally, listening to the calls it sounds like you wouldn’t want us to take for granted the possibility that a competing bid might emerge. Is that a fair observation, or should we figure that this is essentially a done deal?

Ed Clark

I really don’t think I should be planning on whether — the market will decide whether this is a done deal, and the other competitors in the marketplace will decide whether or not that have the wherewithal to trumpet. And so the interests of the Ameritrade shareholders have been protected in the event that a superior offer were to come forward.

Operator

Steve Cawley, TD Newcrest.

Steve Cawley

You know, what surprised me was how low TD Waterhouse US’ earnings were relative to Canada. I think I am calculating Q1 2004 only represented about 30% of Waterhouse’s earnings. And I was wondering, relative to the Canadian operations, what has it been most challenged by recently? Has it been more sensitive toward the lesser trading commissions? Is the Canadian operation merely really more reliant on the stake your (ph) mutual fund business?

Dan Marinangeli

I will start off on that, Steve. There’s a number of factors. I think the first factor would relate to price competition in the US. Clearly more in the US than in Canada. That has had an impact on their commissions per trade. Also we’ve seen that the market in Canada has generally been stronger than it has been in the US, so we have seen the impact on trades per day dropping faster in the US than in Canada. And we also have — over a long period of time, we have had a cost structure in the US which was more geared to the higher volume previous period. So you ended up with negative operational leverage in the US business, which we really have not seen in Canada.

So all of that comes into play. And if you worked your way back through those quarters, you will see that the impact of those items has been more marketed in more recent periods.

Ed Clark

I think the other factor is that the account acquisition costs would be dramatically less in Canada because they have access to our 10 million retail customer base. But obviously there is a potential for TD Ameritrade as we work closer with TD Banknorth and TD Banknorth to close, that they will be able to take advantage of a lower acquisition cost. But you just look at the marketing dollars that we have to put in Waterhouse today, and if you look at in a sense the relative value of those dollars compared to the bottom line, compared even to the Ameritrade, and obviously, in Canada we don’t have to go and spend those dollars.

Steve Cawley

If you were to look at this — maybe this one is for Dan — what is the valuation metric on a trailing four-quarter basis, should I be using the 2.9 billion minus the $400 million dividend divided by 65 million?

Dan Marinangeli

And that would be what? There will be — (multiple speakers) the multiple of earnings?

Steve Cawley

Yes.

Dan Marinangeli

Yes, that’s not a bad start. There might be some other minor adjustments, but —

Ed Clark

The 2.9 was in US dollars, and the 65 was in Canadian, so you are probably —

Steve Cawley

Right, so it is an even higher trailing multiple than that?

Dan Marinangeli

Yes.

Steve Cawley

The last question I have got is that you have acquired Ameritrade Canada. Is that going to have — is the benefit of Ameritrade Canada included in the $0.24 earnings accretion?

Dan Marinangeli

Yes. In fact, Steve, it’s a separate line on that schedule.

Steve Cawley

And actually, the net income impact of this, really, on the Canadian TD Waterhouse won’t be that much?

Dan Marinangeli

Well, in fact, we forecasted it to be 8 million Canadian post all synergies per year.

Steve Cawley

And actually, I had one last one. You have got a lot of options on how to deploy capital, and this maybe goes back to want Mario was asking you before. Let’s say, if you have got on the same day BNK with a fantastic acquisition opportunity and you have got Ameritrade on the other end, the other phone, saying, look, I’ve got a great acquisition opportunity here, too. Do you have a bias, one business versus the other, at this point?

Ed Clark

No. I think the truth is you get governed by the economics of the two transactions. Clearly, you want to support both of them for strategic acquisitions. I think the structures that we are carrying, because of preemptive rights and things like that give us some flexibility. And I would say, in this space, in the online brokerage space, acquisitions seem to carry with them so much synergies that we can always end up issuing shares as a way of funding our share of the acquisition to keep our pro rata share.

Operator

Gentleman, there are no further questions at this time. Do you have any further comments or any closing remarks you would like to make?

Ed Clark

No. Thanks to you all for attending this afternoon.

Operator

Ladies and gentlemen, this does include today’s presentation. Thank you again for participating. You may now disconnect.

DISCLAIMER

Thomson Financial reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

©2005, Thomson Financial. All Rights Reserved.

DISCLAIMER

THE INFORMATION CONTAINED IN THIS TRANSCRIPT IS A TEXTUAL REPRESENTATION OF THE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALL. IN NO WAY DOES THE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THE COMPANY’S WEB SITE OR IN THIS TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE COMPANY’S CONFERENCE CALL ITSELF AND THE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

Safe Harbor

The foregoing transcript contains forward-looking statements made by Ameritrade’s management that involve risks and uncertainties. For example, statements related to realization of Ameritrade’s strategy; the service offerings of TD Ameritrade; the expected benefits to stockholders and customers; credit and interest rate risk; expected synergies of TD Ameritrade, including cost savings and revenue opportunities, and the timing of the synergy realization; the expected accretive nature of the transaction and the timing of the accretion; the expected financial and operational performance of TD Ameritrade, including increased net income and pre-tax margin; accelerated business growth; industry rankings and competitive position; execution of integration plans; management and organizational structure; the dividend to be paid to Ameritrade stockholders; timing of the closing; regulatory approvals; future consolidation and growth; future stock buybacks, acquisitions and dividends; and other statements that are not historical facts, are all forward-looking statements. These statements reflect only our current expectations and are not guarantees of future performance or results. Various factors could cause actual results to differ materially from those anticipated by the forward-looking statements. These factors include the possibility that the necessary stockholder and regulatory approvals are not obtained; that the transaction does not close when expected or at all, or that the companies may be required to modify aspects of the transaction to achieve regulatory approval; that the bank sweep agreement does not obtain regulatory approval; that financing will not be available to fund the dividend or, if available, will be at a higher interest rate than expected; that prior to the closing of the proposed transaction, the businesses of the companies suffer due to uncertainty; that TD Ameritrade is unable to transition customers, successfully execute its integration strategies, or achieve planned synergies, or that the occurrence of these events takes longer than expected; that management is unable to accurately forecast the anticipated financial results of TD Ameritrade or the timing of when those results will be realized; that TD Ameritrade is unable to compete successfully in this highly competitive and rapidly changing marketplace; that the parties are unable to retain employees that are key to the operations of the combined business; and that TD Ameritrade is unable to identify and realize future consolidation and growth opportunities. These and other risks that could cause actual results to differ materially from those described in the forward-looking statements are detailed from time to time in the documents filed by Ameritrade with the Securities and Exchange Commission, including Ameritrade’s most recent form 10-K and 10-Q.

Additional Information and Where to Find It

In connection with the proposed transaction, Ameritrade will be filing a proxy statement and relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”). SECURITY HOLDERS OF AMERITRADE ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting Investor Relations at www.amtd.com, or by mail at Ameritrade Investor Relations, 4211 S. 102 Street, Omaha, NE 68124, or by Telephone: 800-237-8692. In addition, documents filed with the SEC by Ameritrade are available free of charge at the SEC’s web site at www.sec.gov.

Ameritrade Holding Corporation, The Toronto-Dominion Bank, and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Ameritrade in connection with the proposed transaction. Information regarding the special interests of these directors and executive officers in the proposed transaction will be included in the proxy statement of Ameritrade described above. Information regarding Ameritrade’s directors and executive officers is also available in its proxy statement for its 2005 Annual Meeting of Stockholders, which was filed with the SEC on January 24, 2005. This document is available free of charge at the SEC’s web site at www.sec.gov and from Investor Relations at Ameritrade as described above. Information regarding The Toronto-Dominion Bank’s directors and executive officers is available in its Annual Report on Form 40-F for the year ended October 31, 2004, which was filed with the SEC on December 13, 2004, and in its notice of annual meeting and proxy circular for its 2005 annual meeting, which was filed with the SEC on February 17, 2005. These documents are available free of charge at the SEC’s web site at www.sec.gov and by directing a request to The Toronto-Dominion Bank, c/o TD Bank Financial Group, 66 Wellington Street West, Toronto, ON M5K 1A2, Attention: Investor Relations (416) 308-9030.

The tender offer for outstanding shares of Ameritrade common stock described in the attached press release has not commenced. At the time the tender offer is commenced, The Toronto-Dominion Bank and J. Joe Ricketts, if he participates in the tender offer, will file a tender offer statement on Schedule TO with the SEC, and Ameritrade will file a solicitation/recommendation statement on Schedule 14D-9. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information that Ameritrade’s security holders should read carefully before any decision is made with respect to the tender offer. Those materials will be made available to Ameritrade’s security holders at no expense to them. In addition, all of those materials (and all other offer documents filed with the SEC in connection with the tender offer) will be available at no charge on the SEC’s web site at www.sec.gov.